RECAPITALIZATION AGREEMENT

This agreement (the Agreement) is made by and between
          - Datascension, Inc. (Datascension), a Nevada corporation, and
          - TBeck Capital, Inc. (TBeck), a Florida corporation, effective this 24th day of April, 2006.

The parties to this Agreement as specified above shall be referred to below collectively as the Parties or individually as the Party.

                                   Recitals

Whereas, Datascension desires to obtain additional funds to continue and expand its business operations, as well as take all necessary steps to bring the undervalued nature of Datascension's stock price to the market's attention;

Whereas, TBeck desires to acquire an investment in Datascension;

Now   therefore,  the  foregoing  Parties  enter  into  this   Recapitalization
Agreement.

                                   Agreement

                        I. REDEMPTION OF EXISTING DEBT

       1. TBeck agrees to advance Datascension funds in the approximate amount of $2,800,000 (Two Million Eight Hundred Thousand Dollars) to redeem the outstanding convertible notes as listed on Schedule A (the Redemption).

       2. TBeck shall advance the funds for the Redemption by May 10, 2006.

                           II. STOCK GRANT TO tBECK

       3. In exchange for the funding of the Redemption, Datascension will issue to TBeck:

          - Two  shares  of   Datascension  common  stock  for   every   dollar
          advanced by TBeck pursuant to Paragraph 1. The common stock granted will be restricted for one year.

          - 1,000,000 (One Million) shares of freely tradable Datascension common stock.

       4. All stock certificates shall be issued to TBeck simultaneously with the Redemption.



                              III. Line of Credit

       5. TBeck shall fund a $1,500,000 (One Million Five Hundred Thousand Dollars) senior line of credit (the Line of Credit), which will be drawn down in bi-weekly increments between now and December 31, 2006.

       6. The unpaid principal of the Line of Credit will bear simple interest at the rate of 7.5% (Seven and One-Half Percent) per annum. Both principal and interest will be due fifteen months from the first draw down.

       7. For each dollar drawn from the line of credit, Datascension will issue two shares of restricted Datascension common stock to TBeck. Such issuance of stock shall be made within 10 days from the end of the month in which the draw was made.

       8. At the option of Datascension, however, the accrued interest may be paid in Datascension's restricted common stock at a value of fifty cents ($.50) per share.

       9.  This  line  of  credit  shall  be  secured  by  a  senior   lien  on
Datascenion's equipment and accounts receivable.

       10. TBeck may refinance the line of credit with a commercial lender who agrees to advance working capital to Datascension on terms and conditions agreed to in the future.

`      11. Intentionally omitted.



                               IV. Stock Issues.

       11. TBeck will raise $5,000,000 (Five Million Dollars) from common stock offerings for Datascension from September 1, 2006 through December 31, 2006 on terms and conditions acceptable to Datascension.

       12. The first proceeds will be applied to the Line of Credit. The remainder will be available as working capital for Datascension.


               V. REPRESENTATIONS AND WARRANTIES OF DATASCENSION

       Except as otherwise provided herein, Datascension hereby represents and warrants to TBeck as follows:

       13. Existence. Datascension is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Datascension has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the issue of the Convertible Note and the freely tradable shares contemplated hereby.

       14. Authority. The execution and delivery by Datascension of this Agreement, and the performance by Datascension of its obligations hereunder, have been duly and validly authorized by its board of directors, no other corporate action on the part of Datascension, its stockholders or any other person being necessary. This Agreement has been duly and validly executed and delivered by Datascension and constitutes a legal, valid and binding obligation of Datascension enforceable against Datascension in accordance with its terms.

       15. Absence of Conflicting Agreements. Neither the execution, delivery, nor performance of this Agreement by Datascension, nor the consummation of the transactions contemplated hereby does or will, after the giving of notice, or the lapse of time or both, or otherwise violate, terminate, nor abridge any rights in any agreement to which Datascension or its shareholders are a party.

       16. Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of Datascension, threatened against, relating to or affecting Datascension or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated herein.

       17. Consents; No Violation of Agreements. No consent of any person is necessary for the consummation by Datascension of the transactions set forth herein, including, without limitation, consents from governmental agencies, whether federal, state or local

       18. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Datascension directly with TBeck without the intervention of any person on behalf of Datascension in such manner as to give rise to any valid claim by any person against TBeck for a finder's fee, brokerage commission or similar payment.



                  VI. REPRESENTATIONS AND WARRANTIES OF TBECK

       Except as otherwise provided herein, TBeck hereby represents and warrants to Datascension as follows:

       19. Corporate Existence. TBeck is duly organized Florida Corporation, validly existing and in good standing under the Laws of the State of Florida. corporation that would be TBeck has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the receipt of the Interests contemplated hereby.

       20. Authority. The execution and delivery by TBeck of this Agreement, and the performance by TBeck of its obligations hereunder, have been duly and validly authorized by the board of directors of TBeck, no other action on the part of TBeck being necessary. This Agreement has been duly and validly executed and delivered by TBeck and constitutes a legal, valid and binding obligation of TBeck enforceable against TBeck in accordance with its terms.

       21. Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of TBeck, threatened against, relating to or affecting TBeck or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the receive of the transactions contemplated herein.

       22. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by TBeck directly with Datascension without the intervention of any person on behalf of TBeck in such manner as to give rise to any valid claim by any person against Datascension or any Subsidiary for a finder's fee, brokerage commission or similar payment.



                            VII Leak out Agreement

       23. Datascension will cause the major shareholders to enter into a leak out agreement reasonably acceptable to TBeck. The form of the leak out agreement is attached as Exhibit "B" to this agreement.



                               VIII. Indemnities

       24. Datascension hereby indemnifies and saves and holds harmless TBeck from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement without the consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any Proceeding (as defined below) suffered, sustained, incurred or required to be paid by the TBeck by reason of Datascension's actions related to arising form this Agreement.

       25. TBeck hereby indemnifies and saves and holds harmless Datascension from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement without the consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any Proceeding (as defined below) suffered, sustained, incurred or required to be paid by Datascension by reason of TBeck's actions related to arising form this Agreement.

       26. Such right shall include the right to be paid by Datascension expenses incurred in defending any such Proceeding in advance of its final disposition.

       27. As used herein, the term Proceeding means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.



                            IX. General Provisions

       28. Entire Agreement. This Agreement, including the Exhibits hereto along with the contemplated Line of Credit, contains the entire understanding of the Parties with respect to the subject matter herein and supersedes all previous agreements, representations or warranties. This Agreement may not be amended except in writing signed by both Parties.



       29. Amendments. No erasure of or addition to any portion of this Agreement except filling in of blank spaces and lines shall be binding upon the parties unless it is in writing signed by duly authorized officers of both parties.



       30. Assignment. This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party.



       31. Severability. While it is the intention of the Parties that this Agreement be read and construed as a whole, in the event any section or paragraph hereof is declared illegal or unenforceable, such section or paragraph is severable from the rest of the Agreement to the extent such severance is consistent with the general undertaking of the Parties.

       32. Further Assurances. At any time and from time to time, each party hereto, without further consideration, shall cooperate, take such further action and execute and deliver such further instruments and documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

       33. Force majeure. Neither party shall be liable for any delay in performance or non-performance in whole or in part to the extent caused by circumstances beyond the reasonable control of the party affected, including, without limitation, natural disaster, intervention by any governmental authority, labor strikes or shortages or inability to secure transportation services.

       34. Notices. Any notice under this Agreement shall be made to the addresses shown below (or at such other address as may be notified subsequently by a Party) and marked "Important Legal Notice" on the outer envelope. Any notices given under this Agreement shall be deemed received when delivered by receipted mail or by receipted courier.



       To TBeck:

          TBeck Capital
          c/o Lyle Mortensen, CPA
          Attention: David Evans, Esq.
          1340 South Main St
          Grapevine, TX 76051


       To Datascension:

          Datascension, Inc.
          ATTN: Legal Counsel
          145 S. State College Blvd, Ste. 350
          Brea, CA 92821


       35. Waiver. The failure of either Party to require performance of any term or condition of this Agreement or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent enforcement of such term or condition nor be deemed a waiver of any subsequent breach.

       36. Law of Texas. This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas and the parties agree to submit all disputes that arise under or relate to this Agreement to the federal and state courts located in Dallas, Texas.

       37. Service. Each Party agrees to accept service of process by any two of the following: certified mail, return receipt requested, receipted air courier service and fax transmission, and that such service shall be sufficient. Each Party accepts personal jurisdiction of the federal or state courts within the State of Texas.

       38.   Headings.  The  headings  in  this  Agreement  are  inserted   for
convenience of reference only and are not intended to be used as an aid to the interpretation of the provisions hereof.

       39. Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument

       40. No Agency. Each Party agrees that it is not and shall not represent itself to be an agent of the other Party for any purpose and shall not incur any obligations nor make any promise or representation on behalf of the same, and further agrees to ensure that its agents do not incur any such obligations or make any such promises or representations.

       41. Inurnment. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their successors and permitted assigns.


DATASCENSION, INC.


By:	/s/Scott Kincer		dated April 24, 2006
	---------------
Name:	Scott Kincer

Title:	President/CEO

TBECK CAPITAL, INC.


By:	/s/David Evans		dated April 24, 2006
	---------------
Name:	David Evans

Title: